LETTER TO SHAREHOLDERS

OCTOBER 1996

S.I.S. Mercator Fund, Inc. Dear
Shareholder:


S.I.S. Mercator Fund completed its first fiscal year at the end of October 1996.
The period of operation is less than twelve months, since the official starting day was November 8th, 1995, with funding taking place on the 10th. Over this period, the Global Equity Portfolio (GEP) provided a total return of 8.9% and the return on the Global Income Portfolio (GIP) was 7.8%.

Both Portfolios started at a net asset value of $10 and ended the year at $10.82 for GEP and $10.48 for GIP. In addition, dividend distributions were paid out at the end of 1995 amounting to 7 cents a share for GEP and 28 cents a share for GIP.

The performance of the two funds is shown on page 3, both as a percentage return and showing the return that would have been received on a notional $100,000 investment. These returns are shown in comparison with the leading, relevant, global indices. For GEP this is the Morgan
Stanley Capital International World Index, and for GIP it is the Salomon Brothers
World Government Bond Index.


The Global Income Portfolio easily
outperformed the World Bond Index,
maintaining a relative advantage
throughout the year. The main reason for the outperformance came from our substantial overweighting of Canadian bonds and substantial underweighting of Japanese bonds. In fact, the Fund held no Japanese bonds at all through the year. As it turned out, Japanese bonds performed much better than we expected in yen terms, but this still ended up as a significant negative return on average once these were converted into dollars.


The best performing area of the global bond market was the Brady bonds, and other developing market debt. These, however, trade with junk-bond status and do not fit in the general investment criteria for this Portfolio. The majority of investments in GIP are government bonds, or bonds of very high quality.


Going forward we expect bond yields to fall further into 1997, as it becomes obvious that growth in the US economy is slowing down and inflation remains under control.
Supporting this trend is further evidence of continued weakness in Japan and the core countries of Europe.


As we move through 1997, however, it
should become increasingly obvious that a recovery is taking hold, particularly in Europe. It is likely that growth rates will turn out to be much stronger than current forecasts, which continue to be marked down. Recovery in Japan will be slower to take hold, but we still expect a better performance than suggested by present pessimistic expectations.


The likely developments suggest that we
will need to change country weightings
over the course of the year, and
significantly reduce the average duration of the Portfolio in order to protect capital.


The Global Equity Portfolio
underperformed the world equity index
from May. Up until that point, the Portfolio had remained close to the world index. The main explanation for this underperformance is the poor performance by Japan over this period. Although the Portfolio was underinvested is Japan over most of this latter period, the Morgan Stanley Index seemed to be even less affected by the weakness in Japan.

LETTER TO SHAREHOLDERS

OCTOBER 1996 -  (continued)

S.I.S. Mercator Fund, Inc. The US market again put in a very strong performance. Europe did well, but not spectacularly in dollar terms, while
Japan provided negative returns. The
second section in Japan did even worse
than the first section. Canada did well, and the Portfolio captured this, also including a position in Canadian bonds.


The developing countries have turned in
very mixed performances. Some, such as
Hong Kong, Russia and Venezuela have
done well, but others like Thailand and

Korea have provided substantially negative returns. Fortunately, GEP has very little exposure in such markets. The emphasis is very strongly on stocks of large capitalization companies, based in the major industrialized countries. Controlling risk and volatility are major considerations, in addition to achieving an above average return over time.


Going forward, we think that conditions
favor the current Portfolio. Stock prices have run up in nearly all the developed countries, apart from Japan. Further appreciation is expected where conditions are already favorable, and even Japan should finally make a positive contribution in 1997.

Having said that, we are also aware that stock prices have run up a long way in the United States, and that at some time, a correction will become inevitable. The possibility exists that risks will increase in the first half of 1997, and we will be looking closely for signs that conditions are about to change. In that event, we shall naturally take steps to protect the asset values under management. This will mainly take the form of switching from stocks into cash.

Both Portfolios are influenced by changes in the external value of the dollar relative to other currencies. In the last fiscal year, the dollar gained ground against most currencies, and particularly the yen. The exceptions were the Canadian dollar, the Australian dollar, the Italian Lira and, towards the end, the British Pound. There is still considerable bullish sentiment in support of the dollar, but underlying conditions are becoming less favorable.


Relative interest rates still favor the dollar, but the direction of change is close to turning. And that, in turn, will influence expectations. This is happening at a time when the US balance of payments has failed to improve, and has even been deteriorating further. Some improvement in the balance of payments is expected over the next year, but this is still likely to leave a large deficit. If a relatively strong recovery takes hold in Europe, and later in Japan, this will provide further support for an end of the present trend.


Through a combination of flexible
management and close monitoring of
business cycle developments we hope to
provide our shareholders with competitive returns while controlling volatility and risk.
This approach by S.I.S. Mercator Fund is very different from the current trend towards indexing holdings to a particular market regardless of prevailing conditions.


Sincerely,





Richard T. Coghlan

Chairman and President


GLOBAL EQUITY PORTFOLIO

PORTFOLIO OF INVESTMENTS

October 31, 1996
S.I.S. Mercator Fund, Inc.

COMMON STOCKS (81.6%)
                    Shares   U.S. $ Value
NORTH AMERICA (39.2%)

United States (33.0%)

Adobe Systems Inc. 8,800 $304,700
Airtouch Communications Inc. (a)10,800
282,150
AMR Corp. (a) 5,650 474,600
Dow Chemical 3,800 295,450
Englehard Corp. 14,900 271,925
EMC Corp. (a) 16,550 434,438
Gateway 2000 Inc. (a) 13,400 630,638
General Motors Corp. 6,400 343,200
Hercules Inc. 5,600  266,700
Home Depot Inc. 7,740 424,733
International Business Machines Corp.
6,850 883,650
Intel Corp. 5,200 571,350
ITT Corp. (a) 6,500 273,000
Johnson Controls Inc. 3,500 255,500
Motorola Inc. 5,200 239,200
Micron Technology Inc. 10,000 253,750
Newmont Mining Corp. 1,622 75,018
Oakley Inc. (a) 19,000 285,000
Quaker Oats Co. 9,700 344,350
Read-Rite Corp. (a) 14,600 259,150
Tandem Computer Inc. (a) 24,800 313,100
Temple-Inland Inc. 4,600 235,750
United Healthcare Corp. 9,400 354,850
US West Media Group (a)18,000
281,250
Viacom Inc. - Class B (a) 8,000 261,000
   	         8,614,452
Canada (6.2%)

Barrick Gold Corp. 25,000 653,125
BCE Inc. 10,900 501,400
Canadian Pacific Ltd. 18,700 472,175
1,626,700

GLOBAL EQUITY PORTFOLIO

PORTFOLIO OF INVESTMENTS - continued

October 31, 1996
S.I.S. Mercator Fund, Inc.

 Shares U.S. $ Value
EUROPE (18.1%)
Switzerland (3.2%)
Baer Holdings AG 420 $439,927
Magazine Globus 425 239,498
Grands Magazines Jemoli-Bearer 320
158,890
838,315
Germany (3.4%)
Deutsche Bank AG 5,000 231,012
Metro Holdings AG 3,600 295,237
Volkswagen AG 940 369,195
895,444
Finland (1.7%)
Nokia Corp. - Sponsored ADR-A 9,600
445,200

France (5.8%)
Club Mediterranee 3,810 239,352
CIE Generale Des Eaux 977 116,500
Lagardere Group 13,746 434,592
Rhone Poulenc 15,301 452,400
Union des Assurances de Paris 13,413
277,998
1,520,842
Italy (2.0%)
Fiat Spa 90,000 238,697
Credito Italiano Spa 270,000 275,597
514,294
GLOBAL EQUITY PORTFOLIO

PORTFOLIO OF INVESTMENTS - continued

October 31, 1996
S.I.S. Mercator Fund, Inc

 Shares U.S. $ Value
United Kingdom (2.0%)
Harrisons & Crosfield PLC 110,00 $229,053
Williams Holdings PLC 50,000 295,264
524,317
ASIA (24.3%)
Japan (22.1%)
Bank of Tokyo-Mitsubishi Ltd. 14,000
 284,824
Fanuc 7,500  240,059
Honda Motor Corp. 12,000 286,228
Industrial Bank of Japan 13,000 258,780
Japan Asia Investment Co. (a) 26,000
 253,080
Kajima Corp. 18,000 154,532
Kyocera 10,000 658,570
Matsushita Electronic Industrial Co. 30,000
 478,800
Mitsubishi Heavy Industries 58,000 445,039
Mitsubishi Motors Corp. 118,000 974,753
Nippon Steel 96,000 279,493
Nomura Securities Co. Ltd. 25,000 412,154
Sakura Bank 30,000 284,123
Sega Enterprises 5,000 201,692
Sony Corp. 4,800 287,491
Sumitomo Bank 16,000  280,616
		5,780,234
Australia (2.2%)
CSR Ltd. 84,600 284,004
Pacific Dunlop Ltd. 126,500 280,438
		564,442

TOTAL COMMON STOCK (Cost:
 $17,740,514) 21,324,240

GLOBAL EQUITY PORTFOLIO

PORTFOLIO OF INVESTMENTS - continued

October 31, 1996
S.I.S. Mercator Fund, Inc.

FIXED INCOME SECURITIES
 (4.0%)
      Principal Amt. (b) U.S.  $ Value
United States (1.1%)
Argentina Gov. Bond 9.25% due 02/23/01
 300,000 $294,562

Canada (2.9%)
British Columbia Prov. 7.875% due
 11/30/23 450,000 352,151
Canada Gov. Bond 8% due 06/01/23
 500,000 415,996
 768,147
TOTAL DEBT SECURITIES (Cost:
 $953,218 )1,062,709

SHORT-TERM INVESTMENTS
 (8.6%)
U.S. Treasury Bills 4.74% due 11/07/96
1,500,000 1,498,808
U.S. Treasury Bills 4.74% due 11/14/96
 500,000 499,145
Highmark Money Market Fund 247,870
 247,870

TOTAL SHORT-TERM INVESTMENT
 (Cost $2,245,823) 2,245,823
TOTAL INVESTMENT IN SECURITIES
 (Cost: $20,939,555) (Notes 2A
and 3) (94.2%) 24,632,772

CASH AND OTHER ASSETS IN EXCESS
 OF LIABILITIES-NET (5.8%) 1,504,545
TOTAL NET ASSETS (100.0%)
 $26,137,317


(a)   non-income producing security
(b)	in local currency




GLOBAL INCOME PORTFOLIO

PORTFOLIO OF INVESTMENTS

October 31, 1996
 S.I.S. Mercator Fund, Inc.


FIXED INCOME SECURITIES
 (88.4%)
 Principal U.S. $ Value
             Amt. (a)
NORTH AMERICA (63.3%)
 United States (50.5%)
PDV America Inc. 7.25% due 08/01/98
 100,000 $100,317
US Treasury Note 8.00% due 08/15/99
 2,000,000 2,106,875
US Treasury Note 7.75% due 02/15/2001
 400,000 425,625
US Treasury Note 8.0% due 05/15/2001
 550,000 592,195
US Treasury Bond 5.625% due 02/15/2006
 500,000 475,938
US Treasury Bond 8.0% due 11/15/2021
 500,000 574,766
US Treasury Bond 7.5% due 11/15/2024
 300,000 329,391
US Treasury Bond 7.625% due 02/15/2025
 300,000 334,594
US Treasury Bond 6.75% due 08/15/2026
 500,000 506,328
Republic of Argentina Bond 9.25% due
 02/23/2001 600,000 589,125
Republic of Italy Bond 6.875% due
 09/27/2023 500,000 472,394
6,507,548
Canada (12.8%)
Canadian Gov. Bond 9.75% due 06/01/2001
 300,000 262,310
Ontario Prov. 7.75% due 12/08/2003
 625,000 507,220
Canadian Gov. Bond 8.0% due 06/01/2023
 500,000 415,996
British Colombia Prov. 7.875% due
 11/30/2023 590,000 461,709
1,647,235
EUROPE (23.2%)
European CC (7.6%)
United Kingdom Bond 9.125% due
 02/12/2001 400,000 579,453
Council of Europe Bond 6.75% due
 05/11/2004 300,000 395,365
		974,818
France (12.8%)
French Gov. Bond 8.125% due 05/25/99
 3,000,000 641,650
Denmark Kingdom Notes 5.5% due
 10/26/99 2,500,000 504,520
European Investment Bank Bond 6.125%
 due 10/08/2004 2,500,000 501,012
1,647,182
Italy (2.8%)
General Electric Capital Bond 9.25% due
 05/18/2004 550,000,000 360,505

GLOBAL INCOME PORTFOLIO

PORTFOLIO OF INVESTMENTS - continued

October 31,1996
S.I.S. Mercator Fund, Inc.


    Shares/ U.S.$ Value
Principal Amt.
OTHER COUNTRIES (1.9%)

Australia (1.9%)
First Australia Prime Income Fund 28,000
$250,250


TOTAL DEBT SECURITIES (Cost:
 $10,417,702) 11,387,538

COMMON STOCKS  (3.1%)
BCE Inc. 5,000 230,000
Southern CO. 7,500 165,938

TOTAL COMMON STOCK (Cost:
 $338,525) 395,938

SHORT-TERM INVESTMENTS
(6.4%)
U.S. Treasury Bills 4.74% due 11/07/96
 $500,000 499,603
U.S. Treasury Bills 4.74% due 11/14/96
 200,000 199,658
Highmark Money Market Fund 121,683
 121,683
TOTAL SHORT-TERM INVESTMENTS
 (Cost: $820,944) 820,944


TOTAL INVESTMENT IN SECURITIES
 (Cost: $11,577,171) (Notes 2A and 3)
 (97.9%)
12,604,420

CASH AND OTHER ASSETS IN EXCESS
 OF LIABILITIES-NET (2.1%) 265,179

TOTAL NET ASSETS (100.0%)
 $12,869,599

(a) in local currency




STATEMENT OF ASSETS AND LIABILITIES
October 31, 1996
S.I.S. Mercator Fund, Inc.

Global Equity  Global Income
 Portfolio Portfolio
ASSETS
Investment in securities, at value (identified cost $20,939,555 and $11,577,171 respectively) (Notes 1 and 2A) $24,632,772 $12,604,420
Cash (including foreign currencies) 692,983
Receivables:
Interest and dividends 65,732  278,117
Investment securities sold 765,656  -
Tax reclaims 29,500 -
Prepaid expenses 2,696 1,328
Deferred organization expenses (Note 2G) 25,093 25,093
Total assets $26,214,432 $12,908,958
LIABILITIES
Accrued expenses 77,115 39,359

Total liabilities 77,115 39,359

NET ASSETS (Note 4)	 $26,137,317 $12,869,599

Shares outstanding 2,415,581 1,227,970

Net asset value, offering and redemption price per share $10.82 $10.48

At October 31, 1996, the components of  net assets were as follows:
Paid-in capital $21,356,921 $10,950,844
Undistributed net investment income 103,025 513,872
Undistributed realized gains on investments and foreign currency transactions 1,000,091 375,671
Unrealized appreciation of investments and translation of foreign currency denominated assets and liabilities 3,677,280 1,029,212

$26,137,317 $12,869,599

STATEMENT OF CHANGES IN NET ASSETS
For the period from November 8, 1995
 (commencement of operations)
to October 31, 1996
S.I.S. Mercator Fund, Inc.

        Global Equity         Global Income
           Portfolio                Portfolio
OPERATIONS
Net investment income  $108,299 $609,044
Net realized gain on investments and foreign currency transactions 2,099,673 355,025
Net change in unrealized appreciation of
 investments
and foreign currency denominated assets and liabilities 97,013 (9,170)

Net increase in net assets resulting from operations 2,304,985 954,899

DISTRIBUTIONS TO SHAREHOLDERS
Distributions from net investment income
 ($0.07 and $0.28
per share, respectively) (164,442) (356,834)

CAPITAL SHARE TRANSACTION
Net increase in net assets from capital share transactions (a) 23,896,774 12,221,534

Net increase in net assets 26,037,317
12,819,599
Net assets at the beginning of the period
 100,000 50,000
Net assets at the end of the period (including undistributed net investment income of $103,025 and
 $513,872, respectively) $26,137,317
$12,869,599


(a) A summary of capital share transactions is as follows:

Global Equity Portfolio
 Global Income Portfolio
Shares     Value Shares Value
Shares sold 241,065 $2,541,747 30,672
 $300,000
Shares issued in tax-free
reorganization (Note 1) 2,555,558
 25,555,585 1,298,970 12,989,700
Shares issued in reinvestment of
 distributions
to shareholders 16,023 164,442 35,740
 356,834
2,812,646 28,261,774 1,365,382	13,646,534
Shares redeemed (407,065) (4,365,000)
 (142,412) (1,425,000)
Net increase $2,405,581 $23,896,774
  $1,222,970 $12,221,534


STATEMENT OF OPERATIONS
For the period from November 8, 1995
 (commencement of operations)
to October 31, 1996
S.I.S. Mercator Fund, Inc.


Global Equity Global Income
 Portfolio Portfolio
INVESTMENT INCOME
Income
Interest $216,253 $797,311
Dividends  (net of foreign taxes withheld of
 $42,493 and $1,996
respectively 380,060 41,084
Total  income 596,313 838,395

EXPENSES
Investment management fees (Note 5)
 240,174 111,282
Distribution expenses (Note 6) 2,935 23
Shareholder servicing fees (Note 6) 66,715
 30,911
Administration (Note 5), accounting and
 transfer agent 91,863 46,167
Professional fees 20,124 10,168
Registration and filing fees 15,877 9,011
Custody fees 26,796 6,889
Amortization of organization expenses 6,080
 6,080
Directors' fees and expenses 6,537 3,255
Other operating expenses 10,913 5,165

Total expenses 488,014 229,351
Net investment income 108,299 609,044

REALIZED AND UNREALIZED GAIN
 (LOSS) ON INVESTMENTS
AND FOREIGN CURRENCY
Net realized gain from investments
 2,092,451 375,671
Net realized gain<loss> from foreign
 currency transactions 7,222 (20,646)
Net change in unrealized appreciation of
 investments 111,597 (13,231)
Net change in unrealized
 appreciation/depreciation of  foreign
 currency denominated assets and liabilities
 (14,584) 4,061

Net gain on investments and foreign
 currency denominated
asset and liabilities 2,196,686 345,855
Net increase in net assets resulting from operations $2,304,985 $954,899


FINANCIAL HIGHLIGHTS
For a share outstanding throughout the
 period from November 8, 1995
(commencement of operations)
 to October 31, 1996
S.I.S. Mercator Fund, Inc.

Global Equity Global Income
     Portfolio     Portfolio
PERSHARE OPERATING
 PERFORMANCE
Net asset value, beginning of period $10.00
 $10.00
Net income (loss) from investment
 operations
Net investment income 0.05 0.50
Net realized and unrealized gain (loss) on
 investments
and foreign currency transactions 0.84 0.26
Total from investment operations 0.89 0.76

Less distributions
Distributions from net investment income
 (0.07) (0.28)

Net asset value, end of period $10.82 $10.48

TOTAL RETURN *8.89% 7.79%

RATIOS/SUPPLEMENTAL DATA
Net assets, end of period (in thousands)
$26,137 $12,870
Ratio to average net assets
Expenses ** 1.82% 1.84%
Net investment income** 0.40% 4.88%
Portfolio turnover rate 42% 29%
 Average commission rate paid $.0317 n/a




* 	Total return has not been annualized
*	Annualized



NOTES TO FINANCIAL STATEMENTS
October 31, 1996
S.I.S. Mercator Fund, Inc.
(1)	Organization

S.I.S. Mercator Fund, Inc. (formerly
 Navigator Fund, Inc.) (the "Fund"), is
 registered under the Investment Company
 Act of 1940, as amended (the "1940 Act"), as an open-end management investment company and is authorized to issue shares in separate series. The Fund currently offers shares in two diversified series, the Global
 Equity Portfolio and the Global Income
 Portfolio (the "Portfolios").

The Fund was incorporated on July 6, 1995, and between that date and November 8, 1995 the Fund had no operations other than those relating to organizational matters and the registration of its shares under applicable securities laws. On November 8, 1995 the Fund sold 10,000 shares of the Global Equity Portfolio for $100,000 and
 5,000 shares of the Global Income Portfolio for $50,000 to an Officer and Director of the Fund and principal shareholder of East
 Coast Consultants, Inc. ("East Coast"), the
 Fund's principal underwriter and a general partner of Strategic Investment Services,
 Inc. ("Strategic"), the Fund's investment advisor.

On November 10, 1995, 2,555,558 shares of the Global Equity Portfolio, having a value of $25,555,585, were issued to a partnership in an exchange which qualified as a tax-free reorganization under the Internal Revenue
 Code. The net assets of the partnership, consisting principally of marketable securities, were $25,555,585, including unrealized appreciation of investments and translation of assets and liabilities denominated in foreign currencies of
 $3,580,267 and undistributed net
 investment income of $145,866.
On November 10, 1995, 1,298,970 shares of the Global Income Portfolio, having a value of $12,989,700, were issued to a foundation in an exchange which qualified as a tax-free reorganization under the Internal Revenue
 Code. The net assets of the foundation,
 consisting principally of marketable
 securities, were $12,989,700, including
 unrealized appreciation of investments and translation of assets and liabilities denominated in foreign currencies of
 $1,038,381 and undistributed net
 investment income of $276,228.


(2)	Significant Accounting Policies

The Global Equity Portfolio's investment objective is to achieve a high rate of return, with emphasis on capital appreciation, by investing principally in equity securities of companies located anywhere in the world, but predominately in the developed countries. The Global Income Portfolio's investment objective is to achieve a relatively stable rate of total return with emphasis on yield, by investing principally in fixed income securities and, to a lesser extent, in equity securities of high quality companies located predominately in the developed countries with, at most, very limited exposure to less developed countries. The price of each Portfolio's shares will fluctuate daily and there can be no assurance that the Portfolios will be successful in achieving their stated investment objectives.

The following is a summary of the
 significant accounting policies followed by
 the Portfolios in the preparation of their
 financial statements. These policies are in
 accordance with generally accepted
 accounting principles.
A.	Security Valuation. The securities held
 by the Portfolios are valued as of the close of the New York Stock Exchange (the
 "NYSE"). Listed securities are valued at the last quoted sales price on the exchange were the security is principally traded. Securities listed on foreign exchanges are valued the latest quoted market price available prior to the close of the NYSE. Debt securities may be valued on the basis of prices provided by a pricing service using methods approved by the Fund's Board of Directors. Other assets and securities for which no quotations are readily available are valued in good faith by, or under the direction of, the Fund's Board of Directors.

B.	Currency Translation. The market values
 of all assets and liabilities denominated in foreign currencies are recorded in the financial statements after translation to the U.S. dollar based upon the bid price of such currencies against the U.S. dollar last quoted by a major bank or broker. The cost basis of such assets and liabilities is determined based upon historical exchange rates. Income and expenses are translated at average exchange rates in effect as accrued or incurred.

The Portfolios do not isolate that portion of the results of operations resulting from changes in foreign exchange rates on investments from the fluctuations arising from changes in market prices of securities held. Such fluctuations are included with the net realized and unrealized gain or loss from investments.

Reported net realized foreign exchange
 gains or losses arise from sales and
 maturities of short-term securities, sales of foreign currencies, currency gains or losses realized between the trade and settlement dates on securities transactions, the difference between the amounts of dividends, interest, and foreign withholding taxes recorded on the Portfolios' books, and the U.S. dollar equivalent of the amounts actually received or paid. Net unrealized foreign exchange gains and losses arise from changes in the value of assets and liabilities other than investments in securities at fiscal year end, resulting from changes in the exchange rate.

C.	Forward Currency Contracts. The
 Portfolios may enter into forward purchases or sales of foreign currencies to hedge certain foreign currency denominated assets and liabilities against declines in market value relative to the U.S. dollar. Forward currency contracts are marked-to-market daily and the change in market value is recorded by the Portfolios as an unrealized gain or loss. When the forward currency contract is closed, the Portfolios record a realized gain or loss equal to the difference between the value of the forward currency contract at the time it was opened and the value at the time it was closed.

Investments in forward currency contracts may expose the Portfolios to risks resulting from unanticipated movements in foreign currency exchange rates or failure of the counterparty to the agreement to perform in accordance with the terms of the contract.

D.	Federal Income Taxes. The Portfolios
 intend to comply with the requirements of
 the Internal Revenue Code applicable to
 regulated investment companies and to
 distribute all of their taxable income to their
 shareholders. Therefore, no federal income
 tax provision is required.
E.	Security Transactions, Interest and
 Dividends. As is common in the industry, security transactions are recorded on the trade date. Interest income is accrued as earned. Discounts and premiums are amortized in accordance with Federal income tax requirements. Dividends are recorded on the ex-dividend date.

F.	Distributions to Shareholders.
 Distributions to shareholders are recorded on the ex-dividend date. The character of distributions paid to shareholders is determined by reference to income as determined for income tax purposes, after giving effect to temporary differences between the financial reporting and tax basis of assets and liabilities, rather than income as determined for financial reporting purposes.

G.	Deferred Organization Expenses. All of
 the expenses incurred by the Fund in
 connection with the organization on the
 registration of the Portfolios' shares were borne equally by each Portfolio and are being amortized to expense on a straight
-line basis over a period of five years.

H.	Use of Estimates. In preparing financial
 statements in accordance with generally
 accepted accounting principles,
 management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, and revenues and expenses during the reporting period. Actual results could differ from those estimates.


(3)	Investments

For the period from November 8, 1995
 (commencement of operations) to October
 31, 1996, the cost of securities purchased and the proceeds from securities sold, excluding short-term notes, was $9,937,926 and $13,640,183, respectively, for the
 Global Equity Portfolio, and $3,145,214
 and ($3,308,793), respectively, for the
 Global Income Portfolio.

At October 31, 1996 net unrealized
 appreciation of investment securities
 consisted of gross unrealized appreciation and gross unrealized depreciation of
 $4,433,116 and $(739,899), respectively,
 for the Global Equity Portfolio and
 $1,042,478 and $(15,229) respectively, for
 the Global Income Portfolio.


(4)	Capital Stock

At October 31, 1996, the authorized capital of the Fund consisted of one billion shares of $.01 par value common stock with 100 million shares designated and classified the Global Equity Portfolio and 100 million shares designated and classified the Global
 Income Portfolio.


(5)	Investment Management Fee and
 Administration Fee

Investment Advisory Agreement. Strategic provides investment management services to each of the Portfolios under an Investment Advisory Agreement. Strategic provides the Portfolios with continuous investment programs, a trading department, and selects brokers and dealers to effect securities transactions. As compensation for its services Strategic is paid a monthly fee which is equal to the annual rate of 0.90% of each Portfolio's average daily net assets.

Administration Agreement. Strategic also serves as the Administrator of the Fund under an Administration Agreement. The services include the administration of the Fund's business affairs, supervision of services provided by other organizations providing services to the Fund, including the custodian, dividend disbursing agent, legal counsel and independent accountants, preparation of certain Fund records and documents, record keeping and accounting services. As compensation for these services Strategic is paid a monthly fee which is equal to the annual rate of 0.25% of each Portfolio's average daily net assets.



(6)	Distribution Plans

Distribution Plan. The Portfolios have
 adopted Distribution Plans pursuant to rule
 12b-1 under the '40 Act, whereby each
 Portfolio may make monthly payments at
 the annual rate of 0.25% of each Portfolio's average net assets to East Coast for providing certain distribution services.
 These services can include: promotion of the sale of Portfolio shares, preparation of advertising and promotional materials, payment of compensation to persons who have been instrumental in the sale of Portfolio shares, and for other services and materials, including the cost of printing
 Fund prospectuses, reports and advertising material provided to investors, and to defray overhead expenses of East Coast incurred in connection with the promotion and sale of Fund shares.

Shareholder Services Plan. The Portfolios have also adopted Shareholder Services
 Plans (the "Plans") which are designed to promote the retention of shareholder accounts. Under these Plans, the Portfolios are authorized to pay East Coast a monthly fee which, on an annual basis, may not exceed 0.25% of the average net assets of each Portfolio. Payments under the Plans would be used, among other things, to compensate persons and/or organizations that provide services to shareholders that are designed to encourage them to maintain their investments in the Portfolios.


(7)	Other Transactions with Affiliates

Certain officers and directors of the Fund are also officers and/or directors of Strategic and East Coast.


REPORT OF INDEPENDENT CERTIFIED PUBLIC
 ACCOUNTANS

S.I.S. Mercator Fund, Inc. Shareholders and
 Board of Directors
S.I.S. Mercator Fund, Inc.
Wayne, Pennsylvania


We have audited the accompanying
 statement of assets and liabilities of S.I.S.
 Mercator Fund, Inc. (comprising,
 respectively, the Global Equity Portfolio and the Global Income Portfolio), including the portfolios of investments, as of October 31, 1996, and the related statements of operations and changes in net assets, and the financial highlights for the period
 November 8, 1995 (commencement of
 operations) to October 31, 1996.  These
 financial statements and financial highlights are the responsibility of the Fund's management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audit.

We conducted our audit in accordance with generally accepted auditing standards.
 Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of October 31, 1996 by correspondence with the custodian and brokers. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluation the overall financial statement presentation.
 We believe that our audit provides a
 reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of the Global Equity
 Portfolio and the Global Income Portfolio as of October 31, 1996, the results of their operations, the changes in their net assets, and the financial highlights for the period from November 8, 1995 to October 31,
 1996, in conformity with generally accepted accounting principles.



Tait, Weller and Baker



Philadelphia, Pennsylvania
November 18, 1996